Exhibit 99.1

Elite Pharmaceuticals Receives FDA Approval for Generic Percocet® Tablets

NORTHVALE, N.J. – July 3, 2018 – Elite Pharmaceuticals, Inc. ("Elite" or the “Company") (OTCBB: ELTP), a specialty pharmaceutical company developing abuse-deterrent opioids and niche generic products, today announced that it has received approval of the Company’s abbreviated new drug application (ANDA) from the U.S. Food and Drug Administration (FDA) for generic Percocet® (Oxycodone Hydrochloride and Acetaminophen, USP CII) 5 mg/325 mg, 7.5 mg/325 mg and 10 mg/325 mg tablets. This product is indicated for the management of pain severe enough to require an opioid analgesic and for which alternative treatments are inadequate. Based on QuintilesIMS Health data for the twelve months ending May 31, 2018, the retail sales for the brand and generic products were approximately $500 million.

“Oxycodone with Acetaminophen is a strategic addition to our expanding product line. It is an immediate release opioid product used extensively by doctors today in pain management. According to the FDA, if the product is crushed and taken intranasally the Acetaminophen creates irritation in the nasal passages and may thereby provide some intranasal abuse-deterrence,” commented Nasrat Hakim, President and CEO of Elite. “Elite is committed to developing niche generic products and a diverse range of opioid abuse-deterrent products including those products that incorporate our proprietary sequestration technology and other abuse-deterrent products, such as Oxycodone and Acetaminophen tablets that are niche generic drugs. We currently have five products filed with the FDA and we look forward to additional product approvals in 2018.”

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. is a specialty pharmaceutical company which is developing a pipeline of proprietary pharmacological abuse-deterrent opioid products as well as niche generic products. Elite specializes in oral sustained and controlled release drug products which have high barriers to entry. Elite owns generic products which have been licensed to TAGI Pharma, Epic Pharma, Dr. Reddy’s Laboratories, and Glenmark Pharmaceuticals, Inc., USA. Elite currently has eight commercial products being sold, five products filed with the FDA, additional approved products pending manufacturing site transfer and the NDA filing for SequestOx™. Elite’s pipeline products include abuse-deterrent opioids which utilize the Company’s patented proprietary technology and a once-daily opioid. These products include sustained release oral formulations of opioids for the treatment of chronic pain. These formulations are intended to address two major limitations of existing oral opioids: the provision of consistent relief of baseline pain levels and deterrence of potential opioid abuse. Elite operates a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ. Learn more at www.elitepharma.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Including those related to the effects, if any, on future results, performance or other expectations that may have some correlation to the subject matter of this press release, readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, Elite’s ability to obtain FDA approval of the transfers of the ANDAs or the timing of such approval process, delays, uncertainties, inability to obtain necessary ingredients and other factors not under the control of Elite, which may cause actual results, performance or achievements of Elite to be materially different from the results, performance or other expectations that may be implied by these forward-looking statements. These forward-looking statements may include statements regarding the expected timing of approval, if at all, of SequestOx™ by the FDA, and the actions the FDA require of Elite in order to obtain approval of the NDA. These forward-looking statements are not guarantees of future action or performance. These risks and other factors, including, without limitation, Elite’s ability to obtain sufficient funding under the LPC Agreement or from other sources, the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities and intellectual property protections and defenses, are discussed in Elite's filings with the Securities and Exchange Commission, including its reports on forms 10-K, 10-Q and 8-K. Elite is under no obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

For Elite Pharmaceuticals, Inc.

Dianne Will, Investor Relations, 518-398-6222

Dianne@elitepharma.com

www.elitepharma.com